Exhibit 99.1

Fellazo Inc. Receives Notice from Nasdaq

NEW YORK, NY, November 21, 2019 – Fellazo Inc. (the “Company”) announced today that, on November 20, 2019 it received a letter (the “Letter”) from the staff (the “Staff”) of The Nasdaq Capital Market (“Nasdaq”) indicating that the Company is not in compliance with Nasdaq’s continued listing requirements, as set forth in Nasdaq Listing Rule 5250(c)(1), as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (the “Form 10-Q”).

The Letter informed the Company that the Staff determined to apply more stringent criteria and shorten the time period for the Company, as set forth in Nasdaq Listing Rule 5101, to submit its plan to regain compliance with Nasdaq’s requirements for continued listing (the “Plan”) by December 4, 2019. If Nasdaq accepts the Company’s Plan, it may grant an exception of up to 180 calendar days from the Form 10-Q’s due date, or until May 18, 2020, to regain compliance.

The Company intends to file its Form 10-Q, and thereby regain compliance with Nasdaq Listing Rule 5250(c)(1), as soon as practicable.

About Fellazo Inc.

Fellazo Inc. is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited to a particular industry or geographic region for purposes of consummating an initial business combination, we intend to focus on businesses in the health food and supplement sector that have their primary operations in Asia.

Forward-Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the Company’s ability to regain and maintain compliance with Nasdaq continued listing requirements. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings. Copies of such filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Nicholas Wong

Chief Executive Officer

Fellazo Inc.

nicholas.wong@fellazo-inc.com